WRITTEN CONSENT OF THE TRUSTEES
OF JOHN HANCOCK EXCHANGE-TRADED FUND TRUST
     The undersigned, being the Trustees of John Hancock Exchange-Traded Fund Trust, a Massachusetts business trust (the “Trust”), upon due consideration do hereby approve, adopt and consent to the following resolutions as acts of the Trust, which shall for all purposes be treated as actions taken pursuant to a vote at a duly convened meeting of the Board of Trustees:
I. Fixing Number of Trustees
RESOLVED, that pursuant to the provisions of Article II, Section 2.12 of the Agreement and Declaration of Trust of the Trust, the number of Trustees of the Trust is hereby fixed at three.
II. Appointment of Trustee to the Board
RESOLVED, that Leo M. Zerilli be, and he hereby is, appointed by the Trustees of the Trust to the position of Trustee to fill the vacancy created by the increase in the number of Trustees designated to serve on the Board and to serve in such capacity until his successor is appointed and qualified, or until his sooner death, resignation or removal from office in accordance with the Agreement and Declaration of Trust and By-Laws of the Trust.
Dated: May 24, 2012

/s/ Thomas M. Kinzler Thomas M. Kinzler, Esq.
as Trustee not individually

/s/ Andrew G. Arnott Andrew G. Arnott
as Trustee not individually